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                                                                   Exhibit 10.16


                                 April 30, 1997



Institute for Information Industry
11th Floor
106 Hoping E. Road, Sec. 2
Taipei, Taiwan
REPUBLIC OF CHINA
OUTSIDE U.S.A.
--------------

     Re: Change of Century Analysis and Conversion Tool ("COCACT") Software Program

Gentlemen:

     Please reference that certain letter agreement dated as of April 30, 1997 (the "Purchase Agreement") between Wan Hsien Information International Corporation Ltd. ("Seller") and ZMAX Corporation, a Nevada corporation ("ZMAX") with respect to the purchase by ZMAX (or one or more controlled affiliates designated by ZMAX (collectively, "Buyer") of all right, title and interest in and to the above-referenced COCACT software program and related documentation more particularly described in the specifications attached to the Purchase Agreement as Exhibit A (the "Software"). The Software was developed by the
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Institute for Information Industry ("III") and all worldwide rights in and to the Software have been transferred by III to Seller.

     In order to induce Buyer to enter into the Purchase Agreement, III represents and warrants that (i) III has transferred all worldwide rights in and to the Software to Seller, including all of the rights described in Paragraph 1 of the Purchase Agreement to be transferred from Seller to Buyer, (ii) Seller owns all right, title and interest in the Software, and (iii) III agrees that it will be equally responsible with Seller for all representations, warranties and commitments made by Seller under the Purchase Agreement.

     1.   Covenants and Agreements of III.  In connection with the purchase of
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the Software under the Purchase Agreement and as a further inducement to Buyer to execute the Purchase Agreement, III agrees as follows:
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Institute for Information Industry
April 30, 1997
Page 2


     a. Until the closing of the transactions contemplated by the Purchase Agreement (the "Closing") and for a period of six (6) months thereafter, III will not entertain, solicit, discuss or accept offers from any party other than Buyer to purchase, license, lease or otherwise transfer any rights in the Software.

     b. Prior to and for six (6) months after Closing, III will make available to Buyer, and to Buyer's representatives, access to the III's facilities and personnel involved in the development or marketing of the Software and such information and documents relating to the Software as Buyer may reasonably request to perform Buyer's due diligence review of the Software and verify the accuracy of Seller's representations and warranties in the Purchase Agreement.

     c. Promptly after execution of the Purchase Agreement and for a period of four (4) months after the date hereof, III will cause Seller to comply with and perform the obligations of Seller under Paragraph 6c of the Purchase Agreement.

     d. Prior to and as a condition to payment of the deferred Purchase Price under Paragraph 3 of the Purchase Agreement, III agrees to enter into a Services and Support Agreement with CSI to provide computer programming and support services to CSI and its customers as follows: III will provide programming services to customers of CSI at III's facility in Taipei for an unlimited number of lines of code at the following prices: (i) for twenty-five cents (US$.25) per line of code for COBOL conversion and unit test programming and (ii) for thirty-five cents (US$.35) per line of code for PL/1 conversion and unit test programming. Such Services and Support Agreement will also include the provisions for the additional services and terms specified as Exhibit A hereto and will be provided at such rates and
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     on such terms until December 31, 2001.  All support to be performed under such Services and Support Agreement must be fully guaranteed by III.

     2.    Non-Disclosure. III and Buyer agree that under no condition will they
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make any disclosures about the existence or contents of the Purchase Agreement or this letter or negotiations relating to the proposed transaction therein or cause to be publicized in any manner (by way of interviews, responses to questions or inquiries, press releases or otherwise) any aspect of such transactions, except as may otherwise be required by law. After closing, Buyer may disclose its ownership of the Software and the fact that the Software was initially developed by III.

     3.    Binding Provisions.  This letter reflects the parties' agreements and
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shall be construed as a binding and enforceable agreement.  III represents to
Buyer that III is under no obligation, either oral or written, that would restrict or inhibit III's ability to execute and
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Institute for Information Industry
April 30, 1997
Page 3


deliver this letter agreement or to take the actions or to complete the transactions contemplated herein. Each party will pay its own expenses related to this transaction.

     4.    Governing Law and Venue.  This agreement shall be deemed made in and
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shall be governed and construed in accordance with the internal laws of the state of Maryland. III hereby irrevocably consents to the exclusive jurisdiction of U.S. courts in any legal or equitable action to enforce this agreement, and (i) hereby waives sovereign immunity and irrevocably submits itself to the jurisdiction of the appropriate federal or state court in Maryland and (ii) to the extent permitted by applicable law, hereby waives and agrees not to assert that any such action is brought in an inconvenient forum or that venue of such action is improper.

     5.    Specific Performance.  III agrees that upon any breach or threatened
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breach of this agreement irreparable injury will result to Buyer and money damages will be inadequate to fully remedy Buyer's injury. Therefore, in the event of any breach or threatened breach hereof, Buyer shall be entitled without posting a bond to an order of specific performance or other equitable relief in addition to any other rights or remedies available to Buyer at law.

     If the foregoing accurately reflects the agreements between us, please indicate your acceptance and agreement below.

                                    Very truly yours,

                                    ZMAX CORPORATION


                                    By: /s/ Michael C. Higgins
                                       -------------------------------------
                                    Name: Michael C. Higgins
                                         -----------------------------------
                                    Title: President
                                          ----------------------------------

ACCEPTED AND AGREED:


INSTITUTE FOR INFORMATION INDUSTRY

By: /s/ Cheng Lee Chang
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Name: Cheng Lee Chang
     -----------------------------
Title: Vice President
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